Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Alliance Bancorp, Inc. of Pennsylvania

Broomall, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-140321) of Alliance Bancorp, Inc. of Pennsylvania of our report dated March 16, 2010, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ ParenteBeard LLC

Malvern, Pennsylvania

March 30, 2010